FOR IMMEDIATE RELEASE

Arbitron response to State of New York Office of Attorney General subpoena
Company maintains Portable People Meter radio ratings service is fair, reliable and fully representative of the diversity of New York radio markets

NEW YORK; September 9, 2008 – Arbitron Inc. (NYSE: ARB) today released the following statement in response to the subpoena of the State of New York Office of Attorney General regarding the Portable People MeterTM radio ratings service.

The company maintains that its Portable People Meter radio ratings service is fair, reliable and fully represents the diversity of New York radio markets. The media industry has demanded a more precise and credible measurement tool for radio just as they have for other media.

•	The participants in the Arbitron Portable People Meter (PPM) radio ratings services are as representative of the population of New York as diary respondents are today;

•	The difference between PPM ratings and diary ratings is a function of the survey tool, not the sample. PPM collects actual exposure; the diary, recall-based “habitual” behavior;

•	The paper-and-pencil diary allows loyal listeners, of any and all formats, to overstate their habitual listening;

•	Broadcasters of all formats, including urban and Hispanic, who have embraced PPM, have improved their audiences and their standing in the marketplace;

•	Arbitron will continue to adhere to the Media Rating Council Voluntary Code of Conduct and will continuously strive to improve the PPM radio ratings service.

“The media industry should be concerned about the attempts to supplant or short-circuit the Media Rating Council accreditation process. The MRC was founded at the behest of Congress. Throughout its 40 plus years of service, the MRC has been a driving force behind the vast quality improvements in the ratings services that research companies have been delivering to the advertising and media industries,” said Steve Morris, chairman, president and chief executive officer, Arbitron Inc.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron’s executive offices are located in New York City.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the commercialization of our Portable People MeterTM service;

•	successfully design, recruit and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	complete the Media Rating Council (“MRC”) audits of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement business;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn, generally, and in the advertising market, in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure new forms of audio content and delivery, multimedia and advertising in an increasingly competitive environment; and

•	successfully maintain industry usage of our services in light of governmental regulation, legislation, litigation, activism or adverse public relations efforts prompted by various industry groups and market segments.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.